Exhibit 2B

Wyoming Secretary of State Herschler Building East, Suite 101 122 W 25th Street Cheyenne, WY 82002-0020 Ph. 307.777.7311 Email: Business@wyo.gov	WY Secretary of State FILED: 03/24/2021 12:21 PM Original 10: 2020-000901238 Amendment ID: 2021-003156623

Profit Corporation

Articles of Amendment

l. Corporation name:

Bergio International, Inc.

2. Article number(s) IV  is amended as follows:

The number of authorized shares of Common Stock is hereby increased from One Billion (1,000,000,000) to Three Billion (3,000,000,000).

The number of authorized shares of Preferred Stock is Ten Million (10,000,000), of which Three (3) Series of Preferred Stock are hereby authorized:  Series A, Series B and Series C, with their respective preferences and rights designated as follows:

Series A Preferred Stock Terms

Bergio International, Inc., a corporation organized and existing under the laws of the State of Wyoming (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the “Board”) on February 10, 2021 in accordance with the provisions of its Articles of Incorporation (as amended, the “Articles of Incorporation”) and bylaws. The authorized series of the Corporation’s previously-authorized preferred stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles of Incorporation and bylaws of the Corporation, the Board hereby amends a series of the Corporation’s previously authorized preferred stock (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I.  NAME OF THE CORPORATION

Bergio International, Inc.

II.  DESIGNATION AND AMOUNT; DIVIDENDS

A. Designation. The designation of said series of preferred stock shall be Series A Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”).

B. Number of Shares. The number of shares of Series A Preferred Stock authorized shall be Seventy-Five (75) shares.  Each share of Series A Preferred Stock shall have a stated value equal to $0.001 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series A Stated Value”).

C. Dividends: Initially, there will be no dividends due or payable on the Series A Preferred Stock. Any future terms with respect to dividends shall be determined by the Board consistent with the Corporation’s Articles of Incorporation. Any and all such future terms concerning dividends shall be reflected in an amendment to this Certificate, which the Board shall promptly file or cause to be filed.

III.  LIQUIDATION AND REDEMPTION RIGHTS.

Upon the occurrence of a Liquidation Event (as defined below), the holders of Series A Preferred Stock are entitled to receive net assets on a pro rata basis. Each holder of Series A Preferred Stock is entitled to receive ratably any dividends declared by the Board, if any, out of funds legally available for the payment of dividends.  As used herein, “Liquidation Event” means (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, (ii) the purchase or redemption by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations, unless (a) the holders of the Series A Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series A Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor corporation immediately thereafter (the “Permitted Merger”), unless the holders of the shares of Series A Preferred Stock elect otherwise or (b) the sale, license or lease of all or substantially all, or any material part of, the Corporation’s assets, unless the holders of Series A Preferred Stock elect otherwise.

IV.  CONVERSION.

No conversion of the Series A Preferred Stock is permitted.

V.  RANK.

All shares of the Series A Preferred Stock shall rank (i) senior to the Corporation’s Common Stock and any other class or series of capital stock of the Corporation hereafter created, (ii) pari passu with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series A Preferred Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

VI.  VOTING RIGHTS.

Each one (1) share of the Series A Preferred Stock shall have voting rights equal to One Percent (1%) of the issued and outstanding shares of the Corporation’s Common Stock on the date of any such vote, such that the Holder of all Seventy-Five (75) shares of Series A Preferred Stock, shall always have voting rights equal to Seventy-Five Percent (75%) of the issued and outstanding shares of the Corporation’s Common Stock.

With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series A Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Corporation’s Articles of Incorporation or by-laws.

VII.  PROTECTION PROVISIONS.

So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series A Preferred Stock, alter or change the rights, preferences or privileges of the Series A Preferred so as to affect adversely the holders of Series A Preferred Stock.

XIII.  MISCELLANEOUS.

A. Status of Redeemed Stock.  In case any shares of Series A Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series A Preferred Stock.

B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificates.

C. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series A Preferred granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series A Preferred Stock.

D. Notices:  Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Corporation:

Bergio International, Inc.

12 Daniel Road E.

Fairfield, NJ 07004

Attention: Berge Abajian

Telephone: (973) 227-3230

If to the holders of Series A Preferred, to the address listed in the Corporation’s books and records.

Series B Preferred Stock Terms

Bergio International, Inc., a corporation organized and existing under the laws of the State of Wyoming (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the “Board”) on February 10, 2021 in accordance with the provisions of its Articles of Incorporation (as amended, the “Articles of Incorporation”) and bylaws. The authorized series of the Corporation’s preferred stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles of Incorporation and bylaws of the Corporation, the Board hereby creates a series of the Corporation’s preferred stock (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

Section 1. Designation, Amount and Par Value.

The series of preferred stock shall be designated as the Series B 2% Convertible Preferred Stock (the “Series B Preferred Stock”), and the number of shares so designated and authorized shall be Four Thousand Nine Hundred (4,900). Each share of Series B Preferred Stock shall have a par value of $0.00001 per share and a stated value of $100 per share (the “Stated Value”).

Section 2. Dividends.

(a)  Holders of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall accrue, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the Issuance Date, cumulative dividends on the Series B Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to two percent (2%) per annum on the Stated Value., payable in additional shares of Series B Preferred Stock. The party that holds the Series B Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Series B Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date.

(b)  So long as any shares of Series B Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the Holders of eighty percent (80%) of the shares of Series B Preferred Stock then outstanding (the “Requisite Holders), redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

Section 3. Voting Rights; Negative Covenants.

Each holder of the Series B Preferred Stock shall have the right to vote on any matter that may from time to time be submitted to the Company's shareholders for a vote, on an as-converted basis, either by written consent or by proxy. So long as any shares of Series B Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Requisite Holders, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its Articles of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series B Preferred Stock, (d) increase the authorized or designated number of shares of Series B Preferred Stock, (e) apart from shares issued as a dividend pursuant to Section 2 (a), issue any additional shares of Series B Preferred Stock (including the reissuance of any shares of Series B Preferred Stock converted for Common Stock) or (f) enter into any agreement with respect to the foregoing.

Section 4. Liquidation.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or a Sale (as defined below) (a “Liquidation”), the holders of the Series B Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series B Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, and all other amounts in respect thereof then due and payable prior to any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series B Preferred Stock shall be distributed among the holders of Series B Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder of Series B Preferred Stock. A

“Sale” shall mean a sale of the majority of assets, a merger (other than where the Company is the surviving entity) or consolidation by the Company with another corporation or other entity.

Section 5. Conversion.

(a)  Conversion at Option of Holder. Each share of Series B Preferred Stock shall be convertible into 0.01% of the total issued and outstanding shares of the Company’s Common Stock, (such that all 4,900 authorized shares of Series B Preferred Stock, if issued and outstanding, would be convertible in the aggregate into 49% of the total issued and outstanding shares of the Company’s Common Stock) (as determined at the earlier of (i) the date of Conversion of the Series B Preferred Stock; and (ii) eighteen (18) months following February 8, 2021) (“Conversion Ratio”), at the option of a Holder, at any time and from time to time, from and after the issuance of the Series B Preferred Stock. A Holder shall affect a conversion by surrendering to the Company the original certificate or certificates representing the shares of Series B Preferred Stock to be converted to the Company, together with a completed form of conversion notice attached hereto as Exhibit B (the “Conversion Notice”). Each Conversion Notice shall specify the number of shares of Series B Preferred Stock to be converted, the date on which such conversion is to be affected, which date may not be prior to the date the Holder delivers such Conversion Notice (the “Conversion Date”). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is delivered pursuant to this Section 5(a).  Subject to Section 5(b) hereof, each Conversion Notice, once given, shall be irrevocable.

(b)  The Company covenants that it will at all times: (i) reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series B Preferred Stock, as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Series B Preferred Stock, not less than 100% of such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of sub-section (b) upon the conversion of all outstanding shares of Series B Preferred Stock hereunder; and (ii) neither take nor approve any action which would alter the Conversion Rights set forth in Section 5 herein. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

(c )  Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted and unless waived by the Holder of the Series B Preferred Stock, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Series B Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(d) The issuance of certificates for shares of Common Stock on conversion of Series B Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series B Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(e) Shares of Series B Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock; but no canceled Series B Preferred Shares may be reissued without the prior approval by the Requisite Holders.

(f) Any and all notices or other communications or deliveries to be provided by the Holders of the Series B Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service, or sent by certified or registered mail, postage prepaid, addressed to the attention of the President of the Company at the facsimile telephone number or address of the principal place of business of the Company. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder of Series B Preferred Stock at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (New York time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day (as defined in Section 7) following the date of mailing, if send by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

Series C Preferred Stock Terms

Bergio International, Inc., a corporation organized and existing under the laws of the State of Wyoming (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the “Board”) on February 10, 2021 in accordance with the provisions of its Articles of Incorporation (as amended, the “Articles of Incorporation”) and bylaws. The authorized series of the Corporation’s preferred stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles of Incorporation and bylaws of the Corporation, the Board hereby creates a series of the Corporation’s preferred stock (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

Section 1. Designation, Amount and Par Value.

The series of preferred stock shall be designated as the Series C 2% Convertible Preferred Stock (the “Series C Preferred Stock”), and the number of shares so designated and authorized shall be Five (5). Each share of Series C Preferred Stock shall have a par value of $0.00001 per share and a stated value of $100 per share (the “Stated Value”).

Section 2. Dividends.

(a)  Holders of Series C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall accrue, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the Issuance Date, cumulative dividends on the Series C Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to two percent (2%) per annum on the Stated Value, payable in additional shares of Series C Preferred Stock. The party that holds the Series C Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Series C Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date.

(b)  So long as any shares of Series C Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the Holders of eighty percent (80%) of the shares of Series C Preferred Stock then outstanding (the “Requisite Holders), redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

Section 3. Voting Rights; Negative Covenants.

Each holder of the Series C Preferred Stock shall have the right to vote on any matter that may from time to time be submitted to the Company's shareholders for a vote, on an as-converted basis, either by written consent or by proxy. So long as any shares of Series C Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Requisite Holders, (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its Articles of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series C Preferred Stock, (d) increase the authorized or designated number of shares of Series C Preferred Stock, (e) apart from shares issued as a dividend pursuant to Section 2 (a), issue any additional shares of Series C Preferred Stock (including the reissuance of any shares of Series C Preferred Stock converted for Common Stock) or (f) enter into any agreement with respect to the foregoing.

Section 4. Liquidation.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or a Sale (as defined below) (a “Liquidation”), the holders of the Series C Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series C Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, and all other amounts in respect thereof then due and payable prior to any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series C Preferred Stock shall be distributed among the holders of Series C Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder of Series C Preferred Stock. A “Sale” shall mean a sale of the majority of assets, a merger (other than where the Company is the surviving entity) or consolidation by the Company with another corporation or other entity.

Section 5. Conversion.

(a)  Conversion at Option of Holder. Each share of Series C Preferred Stock shall be convertible into 1% of the total issued and outstanding shares of the Company’s Common Stock (as determined at the earlier of (i) the date of Conversion of the Series C Preferred Stock; and (ii) eighteen (18) months following February 8, 2021) (“Conversion Ratio”), at the option of a Holder, at any time and from time to time, from and after the issuance of the Series C Preferred Stock, except that such conversion will automatically be adjusted so that the Holder’s total beneficial ownership does not exceed greater than 9.99% of the issued and outstanding shares of the Company’s Common Stock.  A Holder shall affect a conversion by surrendering to the Company the original certificate or certificates representing the shares of Series C Preferred Stock to be converted to the Company, together with a completed form of conversion notice attached hereto as Exhibit B (the “Conversion Notice”). Each Conversion Notice shall specify the number of shares of Series C Preferred Stock to be converted, the date on which such conversion is to be affected, which date may not be prior to the date the Holder delivers such Conversion Notice (the “Conversion Date”). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is delivered pursuant to this Section 5(a).  Subject to Section 5(b) hereof, each Conversion Notice, once given, shall be irrevocable.

(b)  The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series C Preferred Stock, as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Series C Preferred Stock, not less than 100% of such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of sub-section (b) upon the conversion of all outstanding shares of Series C Preferred Stock hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

(c)  Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted and unless waived by the Holder of the Series C Preferred Stock, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Series C Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(d)  The issuance of certificates for shares of Common Stock on conversion of Series C Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series C Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(e) Shares of Series C Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

(f) Any and all notices or other communications or deliveries to be provided by the Holders of the Series C Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service, or sent by certified or registered mail, postage prepaid, addressed to the attention of the President of the Company at the facsimile telephone number or address of the principal place of business of the Company. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder of Series C Preferred Stock at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (New York time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day (as defined in Section 7) following the date of mailing, if send by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

All other terms and conditions of the Company’s Articles of Incorporation remain unchanged.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

N/A

4. The amendment was adopted on February 10, 2021  (Date - mm/dd/yyyy)

5. Approval Of the amendment: (Please check only one appropriate field to indicate the party approving the amendment.)

☐  Shares were not issued and the board of directors or incorporators have adopted the amendment.

OR

☐  Shares were issued and the board of directors have adopted the amendment without shareholder approval, in compliance with W.S. 17-16-1005.

OR

☑ Shares were issued and the board of directors have adopted the amendment with shareholder approval, in compliance with W.S. 17-16-1003.

Signature: /s/ Berge Abajian	Date: 03/09/21
Print Name: Berge Abajian	Contact Person: Berge Abajian
Title: President, CEO and Director	Daytime Phone Number: 201-805-3900
Email: berge@bergio.com
(Email provided will receive annual report reminders and filing evidence)